AMENDMENT DATED 7/25/96 TO 1996 STOCK OPTION PLAN

          RESOLVED, that the 1996 STOCK OPTION PLAN is amended as follows:

               1. Effective May 31, 1996, wherever the words "U.S. Computer Services" appear in the 96-Q/NQ Plan, they shall be replaced by the words "USCS International, Inc."

               2. Effective June 21, 1996, the first paragraph of the provision entitled "Stock Subject to the Plan" is amended to read as follows:
                    "Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is two million nine hundred forty thousand (2,940,000) Shares. The Shares may be authorized but unissued or reacquired shares of Common Stock. If an Option expires or becomes unexercisable for any reason without having been exercised in full, the Shares which were subject to the Option but as to which the Option was not exercised shall, unless the Plan shall have been terminated, become available for other Option grants under the Plan."